FOR IMMEDIATE RELEASE

Contact: Kathryn Woods, True North  212-727-5582

                      TRUE NORTH FINALIZES DAIMLERCHRYSLER
                              TRANSITION AGREEMENT

           MANAGEMENT COMFORTABLE WITH 2001 OUTLOOK DESPITE Q4 CHARGE

CHICAGO January 4, 2001 - True North Communications Inc. (NYSE: TNO) announced today that the company recently reached an agreement with DaimlerChrysler Corporation and Omnicom's PentaMark Worldwide Inc. subsidiary regarding the transition of True North's portion of the Chrysler Group advertising account, which was shifted following a review concluded in November.

As a result of the agreement, which facilitates the quick transition of the account, True North has agreed to terminate its existing client contract effective January 1, 2001. DaimlerChrysler has agreed to make payments in 2001 to True North of approximately $13 million for its assistance in the account transition and other obligations and to compensate for income that would have been earned if the former contract had stayed in effect through the contractual notice period (May 3, 2001). In addition, True North will be compensated by DaimlerChrysler for a portion of its severance and other exit costs, and Omnicom and its PentaMark unit will assume various lease obligations and acquire certain fixed assets formerly used by True North to service the Chrysler account.

True North said that, while these agreements were helpful, they would not completely offset the costs associated with winding down the service to Chrysler. The company said that it would take a Q4 restructuring charge in the range of $17 million - $20 million or between $0.19 - $0.23 per share, according to Kevin Smith, True North's Chief Financial Officer.

Smith added that the Q4 charge was solely related to the resolution of the Chrysler account shift. He noted that True North's management remains comfortable with consensus estimates for 2001, assuming other corporate plans related to Modem Media stay on track.

David Bell, Chairman and CEO of True North, commented, "We've sought to balance a swift and non-contentious account transition and our shareholder interests so that we can move ahead. With the transition agreement in place, we are now focused on the year ahead. And, given the strong momentum of our agency brands, we're comfortable with the outlook for 2001."

ABOUT TRUE NORTH
True North Communications (NYSE: TNO) is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services. In addition, True North has strong set of brands including Bozell Group, New America Strategies Group, R/GA Interactive, Temerlin McClain, Tierney Communications and TN Media. True North also has a stake in the expanding German-based advertising agency, Springer & Jacoby. Based in Chicago, True North had 1999 revenues of approximately $1.4 billion and annual billings of more than $14 billion.


CAUTIONARY STATEMENT
Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in competition, the ability of True North to continue to improve its cost management, the ability to attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions or divestitures, interest rate fluctuations, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.

                                      # # #